TODD SHIPYARDS CORPORATION ANNOUNCES

FERRY NEW CONSTRUCTION AWARD BY WASHINGTON STATE DEPARTMENT OF TRANSPORTATION

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...October 14, 2009...Todd Shipyards Corporation (NYSE:TOD) announced that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd" or the "Company"), was awarded a $114.1 million contract from Washington State Department of Transportation, Ferries Division ("WSF") for the construction of two 64-Auto Ferries with an option for a third.

Todd is currently constructing the lead vessel in the new class to be used on the Puget Sound ferry route between Port Townsend and Keystone. The current award is for the construction of vessels two and three in the class. As part of this award, WSF has an option for the construction of a fourth vessel in the class for $50.8 million, which must be exercised no later than May 31, 2011.

The contract will commence once the Company has received a Notice to Proceed from WSF. The contract contemplates delivery of the second vessel in the class 18 months after Notice to Proceed, and the third vessel nine months after that delivery. The competition to build the 64-Auto Ferry was open to all shipyards located in the state of Washington.

"The selection of Todd to build the ferries, especially when combined with our on-going work for the United States Navy, United States Coast Guard and commercial customers, looks like a win on several fronts. Todd will be a very stable employer for at least the next couple of years, and in the process help train a new generation of trades people through our apprenticeship programs. We get the opportunity to build quality vessels for our state and earn a fair return in the process," Steve Welch, Todd CEO, said.

Todd performs repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.

Forward-Looking Statements

Statements contained in this Report, which are not historical facts or information, are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made. Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended March 29, 2009, and other factors detailed from time to time on our other filings with the Securities and Exchange Commission.